Exhibit 99.1

            Lawson Software Reports Q2 FY06 Results; License Revenues Increase 37% over Prior Year as Company Exceeds Consensus EPS Estimate


     ST. PAUL, Minn.--(BUSINESS WIRE)--Jan. 5, 2006--Lawson Software, Inc. (Nasdaq:LWSN), today reported revenues of $89.0 million for its fiscal 2006 second quarter ended Nov. 30, 2005, compared with revenues of $83.0 million in its fiscal 2005 second quarter. License fee revenues were $18.1 million in the second quarter, compared with $13.2 million in the fiscal 2005 second quarter. Services revenues were $70.9 million in the quarter, up from $69.8 million in the comparable fiscal 2005 second quarter.
     GAAP net income was $6.6 million, or $0.06 per diluted share, compared with a net loss of $3.0 million, or a net loss of $0.03 per share, in the fiscal 2005 second quarter. Operating income in the fiscal 2006 second quarter was $8.4 million, compared with an operating loss of $5.9 million in the fiscal 2005 second quarter. Operating expenses in the current quarter declined 10 percent from the prior year primarily resulting from cost control efforts and headcount reductions in the company, offset by increases in general and administrative expenses relating to the pending acquisition of Intentia International AB.
     "Our second quarter featured strong sales execution and business performance across our company," said Harry Debes, Lawson president and chief executive officer. "We continued our focus on revenue growth, and among the 104 deals signed, we closed six that were larger than $1 million in license fees - a record number for Q2 since Lawson went public in 2001. Many of our contracts included our Human Capital Management suite - which led all Lawson products sold for the second consecutive quarter. On the expenses front, even though we hired additional sales and pre-sales people, our operating expenses in Q2 were lower than in Q1. Bottom line: With the increases in revenue and tighter expense control, our EPS in the first six months of fiscal 2006 far exceeded our fiscal 2005 performance. In the short term, our strategy will remain the same - improving operating performance."
     For the six months ended Nov. 30, 2005, GAAP net income was $10.7 million, or $0.10 per diluted share, on total revenues of $177.0 million, compared with a net loss of $3.4 million, or a net loss of $0.03 per share, on total revenues of $165.7 million in the comparable fiscal 2005 period. Operating income for the six months ended Nov. 30, 2005, was $10.5 million, compared with an operating loss of $7.3 million in the comparable fiscal 2005 period. Operating expenses for the six-month period increased less than 1 percent from the prior year, primarily resulting from a $6.3 million non-cash charge for option expense reflected in general and administrative expenses in the first fiscal quarter that was primarily offset by expense declines resulting from cost control efforts and headcount reductions in the company.
     Lawson's fiscal 2006 second quarter GAAP operating results include $3.8 million in pre-tax items for the three-month period and $13.6 million in pre-tax items for the six-month period, compared with $8.3 million for the three-month period and $10.4 million for the six-month period in the second quarter of fiscal 2005. These pre-tax items primarily include restructuring, certain non-cash acquisition related amortization expense, stock-based compensation, and integration planning expenses relating to the pending merger with Intentia International. In addition, Lawson's fiscal 2006 six-month GAAP net income includes the benefits of added interest income on a tax refund and the release of income tax reserves as a result of closing income tax-related matters. Lawson provides this list for financial analysts and investors, many of whom exclude one or more of such items in developing their financial models and estimates of the company's performance. If analysts adjust their models for all of these items, Lawson exceeded the Thomson First Call consensus second quarter estimate for the company's EPS performance. See the supplemental information at the end of this news release for more detail on these items.
     The company's cash, cash equivalents and marketable securities increased to $260.8 million at Nov. 30, 2005, from $251.7 million at Aug. 31, 2005.
     Days sales outstanding (DSO) was 49 as of the end of the second quarter, compared with 46 as of the end of the fiscal 2006 first quarter.
     The company signed 104 deals in the quarter, compared with 109 in the first quarter. Of total licensing activity in the fiscal 2006 second quarter, approximately 55 percent came from new customers and approximately 45 percent from existing customers.
     During the quarter, the company signed 16 new customers at an average selling price of $706,000, compared with 15 new customers at an average selling price of $383,000 in the second quarter of fiscal 2005. The average selling price of licensing transactions increased 71 percent, while the total number of licensing transactions during the quarter decreased 16 percent as compared with fiscal 2005. The company signed significant software licensing agreements with Wal-Mart Stores, Inc., Bon Secours, Presbyterian Healthcare Services, Albert Einstein Healthcare Network, Seaway Marine Transport, and Gannett Supply Corporation.

     Form S-4 Filing/Acquisition Update

     On June 2, 2005, Lawson Software and Intentia International AB announced their agreement to combine in an all-stock transaction. On Nov. 21, 2005, Lawson filed its preliminary Form S-4 Registration Statement with the U.S. Securities and Exchange Commission, pertaining to the proposed transaction. On Dec. 15, 2005, the companies announced that the parties have amended their transaction agreement to extend the deadline for completion for their proposed combination to April 30, 2006. Lawson is currently addressing the SEC's review of the Form S-4. Both Lawson and Intentia anticipate that the transaction will be completed before the amended termination date of April 30, 2006, subject to the timing of the SEC's pending review of the Form S-4, stockholder approval and sufficient tender by the Intentia security holders.

     Conference Call and Webcast

     The company will host a conference call to discuss its second quarter results and future outlook at 4:30 p.m. Eastern Time (3:30 p.m. Central Time) Jan. 5, 2006.

     Interested parties may listen to the call by dialing 800-857-4748 (passcode Lawson 15) and international callers 1-210-234-7123. A live webcast will also be available on www.lawson.com. Interested parties should dial into the conference call or access the webcast approximately 10-15 minutes before the scheduled start time.

     A replay will be available approximately one hour after the conference call concludes and will remain available through Friday, Jan. 13, 2006. The replay number is 866-451-8896 and international 1-203-369-1202. The webcast will remain on www.lawson.com for approximately two weeks.

     About Lawson Software

     Lawson Software provides business application software and consulting services that put time on the side of services organizations in the healthcare, retail, government and education, banking and insurance, and other markets. Lawson's software suites include enterprise performance management, distribution, financials, human resources, procurement, retail operations and service process optimization. Headquartered in St. Paul, Minnesota, Lawson has offices and affiliates serving North and South America, Europe, and Africa. For more information, please visit www.lawson.com. Lawson Software and Lawson are registered trademarks of Lawson Software, Inc. All rights reserved.

     Forward-Looking Statements

     This press release contains forward-looking statements that contain risks and uncertainties. These forward-looking statements contain statements of intent, belief or current expectations of Lawson Software, Inc., and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements. The company is not obligated to update forward-looking statements based on circumstances or events that occur in the future. Risks and uncertainties that may cause such differences include but are not limited to: uncertainties in the company's ability to realize synergies and revenue opportunities anticipated from the Intentia International acquisition; uncertainties in the software industry; global military conflicts; terrorist attacks in the United States, and any future events in response to these developments; changes in conditions in the company's targeted service industries; increased competition and other risk factors listed in the company's most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission and as included in other documents the company files from time to time with the Commission.


                        LAWSON SOFTWARE, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except per share data)
                             (unaudited)


                               Three Months Ended   Six Months Ended
                               ------------------- -------------------
                               November  November  November  November
                               30, 2005  30, 2004  30, 2005  30, 2004
                               --------- --------- --------- ---------
Revenues:
   License fees                 $18,121   $13,195   $36,725   $26,446
   Services                      70,916    69,804   140,226   139,238
                               --------- --------- --------- ---------
      Total revenues             89,037    82,999   176,951   165,684
                               --------- --------- --------- ---------

Cost of revenues:
   Cost of license fees           2,774     2,904     5,195     5,279
   Cost of services              33,917    37,048    66,637    73,504
                               --------- --------- --------- ---------
      Total cost of revenues     36,691    39,952    71,832    78,783
                               --------- --------- --------- ---------

Gross profit                     52,346    43,047   105,119    86,901
                               --------- --------- --------- ---------

Operating expenses:
   Research and development      14,050    15,654    28,550    31,301
   Sales and marketing           19,465    19,578    38,437    40,535
   General and administrative    10,039     7,911    26,911    16,161
   Restructuring                     (5)    5,465         5     5,390
   Amortization of acquired
    intangibles                     357       384       731       769
                               --------- --------- --------- ---------
      Total operating expenses   43,906    48,992    94,634    94,156
                               --------- --------- --------- ---------

Operating income (loss)           8,440    (5,945)   10,485    (7,255)
                               --------- --------- --------- ---------

Other income:
   Interest income                2,367       907     4,672     1,564
   Interest expense                 (19)      (15)      (25)      (28)
                               --------- --------- --------- ---------
      Total other income          2,348       892     4,647     1,536
                               --------- --------- --------- ---------

Income (loss) before income
 taxes                           10,788    (5,053)   15,132    (5,719)
Provision (benefit) for income
 taxes                            4,232    (2,033)    4,399    (2,282)
                               --------- --------- --------- ---------
Net income (loss)                $6,556   $(3,020)  $10,733   $(3,437)
                               ========= ========= ========= =========

Net income (loss) per share:
   Basic                          $0.06    $(0.03)    $0.11    $(0.03)
                               ========= ========= ========= =========
   Diluted                        $0.06    $(0.03)    $0.10    $(0.03)
                               ========= ========= ========= =========

Shares used in computing net
 income (loss) per share:
   Basic                        102,428    98,316   101,790    98,305
                               ========= ========= ========= =========
   Diluted                      107,134    98,316   106,298    98,305
                               ========= ========= ========= =========


                         LAWSON SOFTWARE, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)
                             (unaudited)


                                              November 30,   May 31,
                                                  2005        2005
                                              ------------ -----------
ASSETS
------

Current assets:
   Cash and cash equivalents                     $172,697    $187,744
   Marketable securities                           87,380      43,099
   Trade accounts receivable, net                  48,932      42,907
   Other current assets                            22,155      28,574
                                              ------------ -----------
      Total current assets                        331,164     302,324
                                              ------------ -----------

Long-term marketable securities                       715       3,770
Property and equipment, net                        11,634      13,574
Goodwill and other intangible assets, net          70,656      75,346
Other assets                                       27,741      25,704

                                              ------------ -----------
Total assets                                     $441,910    $420,718
                                              ============ ===========

LIABILITIES AND STOCKHOLDERS'  EQUITY
-------------------------------------

Current liabilities:
   Current portion of long-term debt               $1,048      $1,836
   Accounts payable and other accrued
    liabilities                                    46,736      45,507
   Deferred revenue                                73,103      76,571
                                              ------------ -----------
      Total current liabilities                   120,887     123,914
                                              ------------ -----------

Other long-term liabilities                         4,333       3,749
                                              ------------ -----------
Total liabilities                                 125,220     127,663
                                              ------------ -----------

Stockholders' equity:
   Common stock                                     1,142       1,124
   Additional paid-in capital                     350,913     338,666
   Treasury stock, at cost                        (70,924)    (72,348)
   Deferred stock-based compensation                 (327)        (41)
   Retained earnings                               33,466      22,733
   Accumulated other comprehensive income           2,420       2,921
                                              ------------ -----------
Total stockholders' equity                        316,690     293,055

                                              ------------ -----------
Total liabilities and stockholders' equity       $441,910    $420,718
                                              ============ ===========



                         LAWSON SOFTWARE, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (in thousands)
                             (unaudited)


                               Three Months Ended   Six Months Ended
                               ------------------- -------------------
                               November  November  November  November
                               30, 2005  30, 2004  30, 2005  30, 2004
                               --------- --------- --------- ---------
Cash flows from operating
 activities:
Net income (loss)                $6,556   $(3,020)  $10,733   $(3,437)
Adjustments to reconcile net
 income (loss) to net cash
 provided by operating
 activities:
Depreciation and amortization     3,566     4,250     7,292     8,482
Deferred income taxes                 -         -        65       161
Provision for doubtful accounts    (371)      363    (1,104)      988
Tax benefit from stockholder
 transactions                     1,636       791     1,809     1,858
Amortization of stock-based
 compensation                       107        85       239       107
Stock-based compensation              -         -     6,368         -
Amortization of discounts on
 notes payable                        5        26        18        48
Amortization of discount and
 accretion of premium on
 marketable securities              (58)       31       (37)       89
Changes in operating assets and
 liabilities, net of effect
 from acquisitions:
Trade accounts receivable        (4,043)    7,397    (4,921)   16,088
Prepaid expenses and other
 assets                          (1,723)   (2,094)    6,726    (2,258)
Accounts payable                    401       856    (1,541)   (2,699)
Accrued and other liabilities     1,514     5,590    (1,045)   (3,723)
Income taxes payable              2,427       (11)    2,457      (999)
Deferred revenue                 (2,643)    9,620    (3,632)   (8,765)
                               --------- --------- --------- ---------
Net cash provided by operating
 activities                       7,374    23,884    23,427     5,940
                               --------- --------- --------- ---------

Cash flows from investing
 activities:
Cash paid in conjunction with
 acquisitions, net of cash
 acquired                        (1,320)        -    (2,407)        -
Purchases of marketable
 securities                     (80,789) (167,474)  (92,721) (382,014)
Sales and maturities of
 marketable securities           29,607   147,484    51,496   356,007
Purchases of property and
 equipment                         (689)     (842)   (1,112)   (1,675)
                               --------- --------- --------- ---------
Net cash used in investing
 activities                     (53,191)  (20,832)  (44,744)  (27,682)
                               --------- --------- --------- ---------

Cash flows from financing
 activities:
Payments on debt                      -      (377)     (967)     (482)
Exercise of stock options         3,721     1,822     5,740     3,847
Issuance of treasury shares for
 employee stock purchase plan         -         -     1,497     2,368
Repurchase of common stock            -         -         -   (10,000)
                               --------- --------- --------- ---------
Net cash provided by (used in)
 financing activities             3,721     1,445     6,270    (4,267)
                               --------- --------- --------- ---------

(Decrease) increase in cash and
 cash equivalents               (42,096)    4,497   (15,047)  (26,009)
Cash and cash equivalents at
 beginning of period            214,793    41,890   187,744    72,396
                               --------- --------- --------- ---------
Cash and cash equivalents at
 end of period                 $172,697   $46,387  $172,697   $46,387
                               ========= ========= ========= =========


(1) The consolidated statements of cash flows for the three months and six months ended Nov. 30, 2004, contain reclassifications related to dutch auction rate securities to conform prior year's data to current presentation. These reclassifications had no effect on reported earnings.



                         LAWSON SOFTWARE, INC.
                       SUPPLEMENTAL INFORMATION
                            (in thousands)
                             (unaudited)

                               Three Months Ended   Six Months Ended
                               ------------------- -------------------
                               November  November  November  November
                               30, 2005  30, 2004  30, 2005  30, 2004
                               --------- --------- --------- ---------


Selected Pretax Expense:
   Restructuring                    $(5)   $5,465        $5    $5,390
   Amortization of acquired
    intangibles                     357       384       731       769
   Amortization of purchased
    maintenance contracts (Cost
    of Service) (1)                 987     1,001     1,988     1,986
   Amortization of acquired
    software (Cost of License
    Fees)                           809       813     1,618     1,626
   Non-cash stock-based
    compensation                      8        85        42       107
   Non-cash stock-based
    compensation (3)                  -         -     6,261         -
   Integration related (Cost of
    Service) (4)                    188         -       238         -
   Integration related (R&D)
    (4)                              68         -       117         -
   Integration related (Sales &
    Marketing) (4)                  416         -       865         -
   Integration related  (G&A)
    (4)                             941         -     1,695         -
   SEC Legal costs (G&A)              -       540         -       540
                               --------- --------- --------- ---------
      Total                      $3,769    $8,288   $13,560   $10,418
                               ========= ========= ========= =========

Interest income on tax refund        $-        $-      $357        $-
                               ========= ========= ========= =========

Effective tax rate for
 financial analysts' modeling
 (2)                                 39%       41%       40%       40%

(1) Service revenue from the acquired maintenance contracts for the three months ended Nov. 30, 2005, and Nov. 30, 2004, was $2,893 and $2,886,
     respectively. Service revenue from the acquired maintenance contracts for the six months ended Nov. 30, 2005, and Nov. 30, 2004, was $5,879 and $5,683, respectively.

(2) Six months ending Nov. 30, 2005, rate includes release of $1.6 million in income tax reserves as a result of closing income tax-related matters in the first quarter.

(3) Represents a non-cash charge for recording of option expense resulting from a negotiated separation agreement with former president and CEO Jay Coughlan in the first quarter of fiscal 2006.

(4) Represents integration related expenses relating to the pending merger with Intentia International.



    CONTACT: Lawson Software, Inc., St. Paul
             Media contact:
             Terry Blake, 651-767-4766
             terry.blake@lawson.com
             or
             Investors and analysts contact:
             Barbara Doyle, 651-767-4385
             barbara.doyle@lawson.com